Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 (Nos. 333-48010, 333-75502, 333-75498, 333-111223, 333-121159, 333-130385 and 333-139146 ) of our reports dated August 14, 2009, relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and the effectiveness of Watson Wyatt Worldwide, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 30, 2009.
DELOITTE & TOUCHE LLP
McLean, Virginia
August 14, 2009